Exhibit 99.1

QVC Announces Refinancing of Bank Credit Facility
ENGLEWOOD, Colo., March 1, 2013. QVC, Inc. announced today the refinancing of its bank credit facility with a new amended and restated senior secured credit facility. The new senior secured credit facility is a multi-currency facility, provides a line of credit of up to $2 billion and replaces QVC's existing credit facility set to expire in September 2015. QVC is a wholly-owned subsidiary of Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB).
The interest rate on the new senior secured credit facility is lower than the rate on the previous bank credit facility, and the new facility extends the maturity to March 2018. QVC's maximum leverage ratio covenant under the new facility is 3.5x. The new senior secured credit facility is secured by the stock of QVC.
Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Interactive Corporation